EXHIBIT 99.1

3001 Deming Way

Middleton, WI 53562-1431

P.O. Box 620992

Middleton, WI  53562-0992

(608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

David Maura Named Executive Chairman of the Board of Spectrum Brands Holdings

Middleton, WI, January 21, 2016 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, announced today that David M. Maura has been named Executive Chairman of its Board of Directors, effective immediately.

Mr. Maura, 43, has served as a Director of Spectrum Brands since June 2010 and has served as its Chairman of the Board since July 2011 and as its interim Chairman of the Board prior to that.  Mr. Maura is also an Executive Vice President and a Director of HRG Group, Inc. (NYSE: HRG).

“It is an honor for me to continue to work in this leadership capacity as the Executive Chairman of Spectrum Brands,” said Mr. Maura, “and especially so with our Chief Executive Officer, Andreas Rouvé, who is off to a very strong start and with whom I have developed a close working relationship.  Andreas is providing outstanding leadership at Spectrum Brands as he and our senior executive team take Spectrum Brands to the next level of growth and profitability.  I am extremely optimistic with regard to the outlook for our Company.  As we integrate our recent acquisitions, meaningfully deleverage our balance sheet and execute our Spectrum First organic growth strategy, I can say with confidence that I believe that our Company’s best days are still ahead.”

Norman S. Matthews, Chairman of the Nominating and Corporate Governance Committee, said, “The Board recognizes the countless and valuable contributions David Maura has made to the growth and expansion of Spectrum Brands over the past six years, particularly through his focus on strategy, capital allocation, and mergers and acquisitions.  Our expectation is that David’s ongoing contributions will continue to drive superior returns for Spectrum Brands.”

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products,  personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,

Remington®, George Foreman®, Russell Hobbs®, Black+ Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Based in Middleton, Wisconsin, Spectrum Brands Holdings generated net sales of approximately $4.69 billion in fiscal 2015. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this press release and other oral and written statements by representatives of the Company regarding matters such as the Company’s performance (including, without limitation, its ability to integrate acquisitions, reduce its indebtedness and growth its business) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms.  These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this document.  Actual results may differ materially as a result of (1) the Company’s ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate and realize synergies from our recent acquisitions and any possible future acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products the Company offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where the Company does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) the Company’s ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of the Company and SB/RH Holdings, LLC, including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

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